Exhibit 5.1

Rachel B. Proffitt
+1 415 693 2031
rproffitt@cooley.com

April 26, 2023

Xos, Inc.

3550 Tyburn Street, Unit 100

Los Angeles, CA 90065

Ladies and Gentlemen:

We have acted as counsel to Xos, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 13,238,410 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 10,706,157 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 EIP”) and (b) 2,532,253 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the 2021 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated (the “Domestication”) as a corporation in the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that the approval of the Plans by the board and shareholders of the Company as a Cayman Islands exempted company prior to the Domestication were done in accordance with the applicable governing documents of the Company and the laws of the Cayman Islands.

Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004
t: (415) 693-2000 f: (415) 693-2222 cooley.com

April 26, 2023

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

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Sincerely,

Cooley LLP

By:	/s/ Rachel B. Proffitt
Rachel B. Proffitt

Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004
t: (415) 693-2000 f: (415) 693-2222 cooley.com